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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                 SCHEDULE 13G


          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2

                              (AMENDMENT NO. 1)*

                             GAMCO Investors, Inc.
                             ---------------------
                               (Name of Issuer)

                             Class A Common Stock
                             --------------------
                        (Title of Class of Securities)

                                   361438104
                                   ---------
                                (CUSIP Number)

                               December 31, 2010
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |X|  Rule 13d-1(b)
         |_|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                                                  Page 2 of 13

CUSIP No.  361438104


1.       NAMES OF REPORTING PERSONS

         E.S. Barr & Company

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                        (a)        [ ]
                                        (b)        [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Kentucky


NUMBER OF                   5.       SOLE VOTING POWER
SHARES                               0
BENEFICIALLY
OWNED BY                    6.       SHARED VOTING POWER
EACH                                 0
REPORTING
PERSON WITH                 7.       SOLE DISPOSITIVE POWER
                                     0

                            8.       SHARED DISPOSITIVE POWER
                                     440,665


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         440,665

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                             [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         6.32%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         IA


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                                                                  Page 3 of 13

CUSIP No.  361438104


1.       NAMES OF REPORTING PERSONS

         Edward S. Barr

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                        (a)        [ ]
                                        (b)        [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Kentucky


NUMBER OF                   5.       SOLE VOTING POWER
SHARES                               3,233
BENEFICIALLY
OWNED BY                    6.       SHARED VOTING POWER
EACH                                 0
REPORTING
PERSON WITH                 7.       SOLE DISPOSITIVE POWER
                                     3,233

                            8.       SHARED DISPOSITIVE POWER
                                     440,665


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         443,898

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                             [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         6.37%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         HC, IN

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                                                                  Page 4 of 13

CUSIP No.  361438104


1.       NAMES OF REPORTING PERSONS

         E.S. Barr Holdings, LLC

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                        (a)        [ ]
                                        (b)        [ ]

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Kentucky


NUMBER OF                   5.       SOLE VOTING POWER
SHARES                               0
BENEFICIALLY
OWNED BY                    6.       SHARED VOTING POWER
EACH                                 0
REPORTING
PERSON WITH                 7.       SOLE DISPOSITIVE POWER
                                     0

                            8.       SHARED DISPOSITIVE POWER
                                     440,665


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         440,665

10.      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
         INSTRUCTIONS)                             [ ]

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         6.32%

12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         HC


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                                                                  Page 5 of 13

ITEM 1.

         (a)      NAME OF ISSUER
                  GAMCO Investors, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  One Corporate Center
                  Rye, NY  10580-1422

ITEM 2.

         (a)      NAME OF PERSON FILING
                  E.S. Barr & Company
                  Edward S. Barr
                  E.S. Barr Holdings, LLC

         (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE The business address for each reporting person is:

                  1999 Richmond Road
                  Suite 1B
                  Lexington, KY  40502

         (c)      CITIZENSHIP
                  E.S. Barr & Company is a corporation organized under the laws of the Commonwealth of Kentucky

                  Edward S. Barr is a citizen of the United States of America

                  E.S. Barr Holdings, LLC is a limited liability company organized under the laws of the Commonwealth of Kentucky

         (d)      TITLE OF CLASS OF SECURITIES
                  Class A Common Stock

         (e)      CUSIP NUMBER
                  361438104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or 240.13d-2(b) or (c), check WHETHER THE PERSON FILING IS A:

E.S. Barr & Company -
         (a)      |_| Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

         (b)      |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

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                                                                  Page 6 of 13

         (c)      |_| Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

         (d)      |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      |X| An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

         (f)      |_| An employee benefit plan or endowment fund in accordance
                      with Section 240.13d-1(b)(1)(ii)(F);

         (g)      |_| A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G);

         (h)      |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      |_| A non-U.S. institution in accordance with Section
                      240.13d-1(b)(1)(ii)(J);

         (k)      |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(K).

         If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _____________


Edward S. Barr -
         (a)      |_| Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

         (b)      |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

         (c)      |_| Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

         (d)      |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      |_| An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

         (f)      |_| An employee benefit plan or endowment fund in accordance
                      with Section 240.13d-1(b)(1)(ii)(F);

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                                                                  Page 7 of 13

         (g)      |X| A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G);

         (h)      |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      |_| A non-U.S. institution in accordance with Section
                      240.13d-1(b)(1)(ii)(J);

         (k)      |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(K).

         If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _____________


E.S. Barr Holdings, LLC -
         (a)      |_| Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).

         (b)      |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

         (c)      |_| Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

         (d)      |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      |_| An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

         (f)      |_| An employee benefit plan or endowment fund in accordance
                      with Section 240.13d-1(b)(1)(ii)(F);

         (g)      |X| A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G);

         (h)      |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      |_| A non-U.S. institution in accordance with Section
                      240.13d-1(b)(1)(ii)(J);

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                                                                  Page 8 of 13

         (k)      |_| Group, in accordance with Section 240.13d-1(b)(1)(ii)(K).

         If filing as a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _____________

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                  E.S. Barr & Company: 440,665

                  Edward S. Barr:  443,898

                  E.S. Barr Holdings, LLC: 440,665


         (b) Percent of class:

                  E.S. Barr & Company                 6.32%

                  Edward S. Barr                      6.37%

                  E.S. Barr Holdings, LLC             6.32%

         (c) Number of shares to which the person has:

                  (i)      Sole power to vote or to direct the vote:
                           E.S. Barr & Company        0 shares
                           Edward S. Barr             3,233 shares
                           E.S. Barr Holdings, LLC    0 shares

                  (ii)     Shared power to vote or to direct the vote:
                           E.S. Barr & Company        0 shares
                           Edward S. Barr             0 shares
                           E.S. Barr Holdings, LLC    0 shares


                  (iii)    Sole power to dispose or to direct the disposition
                           of:
                           E.S. Barr & Company        0 shares
                           Edward S. Barr             3,233 shares
                           E.S. Barr Holdings, LLC    0 shares


                  (iv)     Shared power to dispose or to direct the
                           disposition of:
                           E.S. Barr & Company        440,665 shares
                           Edward S. Barr             440,665 shares
                           E.S. Barr Holdings, LLC    440,665 shares

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                                                                  Page 9 of 13

         440,665 shares of Issuer Class A Common Stock (or 6.32% of the outstanding shares of Issuer Class A Common Stock) are held in the aggregate in numerous accounts of clients of E.S. Barr & Company (the "Investment Adviser"), a registered investment adviser which has the power to direct the disposition of such shares (collectively, the "Client Shares").

         E.S. Barr Holdings, LLC (the "Holding Company") owns all outstanding shares of Common Stock of the Investment Adviser.

         Edward S. Barr is the President and a Director of the Investment Adviser and is a Manager and majority equity holder of the Holding Company. In addition, 3,233 shares of Issuer Class A Common Stock are held by Mr. Barr individually (or through retirement accounts for his benefit). The aggregate shares of Issuer Class A Common Stock held by Mr. Barr do not exceed one percent of the securities of the subject class. The Holding Company and Mr. Barr disclaim beneficial ownership of any shares of Issuer Class A Common Stock not held of record by them.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSONS
         See Exhibits 1 and 2.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable

ITEM 10. CERTIFICATION

         By signing below, each of E.S. Barr & Company, Edward S. Barr and E.S. Barr Holdings, LLC certifies that, to the best of such reporting person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                                  Page 10 of 13

                                   SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 22, 2011


                                                E.S. Barr & Company


                                                By:  /s/ Edward S. Barr
                                                     -------------------------
                                                         Edward S. Barr
                                                         President



                                                /s/  Edward S. Barr
                                                ------------------------------
                                                     Edward S. Barr



                                                E.S. Barr Holdings, LLC

                                                By:  /s/ Edward S. Barr
                                                     -------------------------
                                                         Edward S. Barr
                                                         Manager




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                                                                  Page 11 of 13


                                   EXHIBIT 1

As required by Item 7 to Schedule 13G, Edward S. Barr is a control person of E.S. Barr & Company, classified under Item 3 as an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).





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                                                                  Page 12 of 13

                                   EXHIBIT 2


As required by Item 7 to Schedule 13G, E.S. Barr Holdings, LLC is the parent holding company of E.S. Barr & Company, classified under Item 3 as an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).


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                                                                  Page 13 of 13

                                   EXHIBIT 3

                            JOINT FILING AGREEMENT


         In accordance with Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A Common Stock of GAMCO INVESTORS, INC., and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned hereby executed this Agreement this 22nd day of March, 2011.


                                                E.S. Barr & Company


                                                By:  /s/ Edward S. Barr
                                                     -------------------------
                                                         Edward S. Barr
                                                         President



                                                /s/  Edward S. Barr
                                                ------------------------------
                                                     Edward S. Barr



                                                E.S. Barr Holdings, LLC

                                                By:  /s/ Edward S. Barr
                                                     -------------------------
                                                         Edward S. Barr
                                                         Manager